Exhibit 19.1

TOAST, INC.
STOCK TRADING POLICY

This memorandum sets forth the policy of Toast, Inc. and its subsidiaries (collectively, the “Company”) regarding trading in the Company’s securities as described below and the disclosure of information concerning the Company. This Stock Trading Policy (the “Stock Trading Policy”) is designed to prevent insider trading and the appearance of impropriety, to satisfy the Company’s obligation to reasonably supervise the activities of Company personnel, and to help Company personnel avoid the severe consequences associated with violations of insider trading laws. It is also the policy of the Company that the Company will not engage in transactions in Company securities while aware of material nonpublic information relating to the Company or its securities. It is your obligation to review, understand and comply with this Stock Trading Policy.

PART I. OVERVIEW

A. To Whom does this Stock Trading Policy Apply?

This Stock Trading Policy is applicable to the Company’s directors, officers (as defined by Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and employees (collectively, and solely for the purposes of this Stock Trading Policy, these persons are referred to as “Insiders”), and applies to any and all transactions by such persons and their affiliates (as defined below) in the Company’s securities, including its common stock, options to purchase common stock, restricted stock units, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities) from time to time, and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities.

All Insiders must comply with the Trading Procedures set forth in Part II of this Stock Trading Policy (the “Trading Procedures”) except that Part II (B) – Pre-Clearance Procedures – shall only apply to Specially Designated Insiders (as defined therein).

Generally, the Trading Procedures establish open trading windows outside of which the Insiders will be restricted from trading in the Company’s securities and also require the pre-clearance of all transactions in the Company’s securities by Specially Designated Insiders. You will be notified if you are designated as a Specially Designated Insider and required to comply with the pre-clearance procedures.

This Stock Trading Policy, including the Trading Procedures for Insiders and pre-clearance procedures for Specially Designated Insiders, also applies to the following persons (collectively, these persons and entities are referred to as “Affiliated Persons”):

•your “Family Members” (“Family Members” are (a) your spouse or domestic partner, children, stepchildren, grandchildren, parents, stepparents, grandparents, siblings and in-laws who reside in the same household as you, (b) your children or your spouse’s children who do not reside in the same household as you but are financially dependent on you, (c) any of your other family members who do not reside in your household but whose transactions are directed by you, and (d) any other individual over whose account you have control and to whose financial support you materially contribute (“materially contributing” to financial support would include, for example, paying an individual’s rent, but not just a phone bill));

•all trusts, family partnerships and other types of entities formed for your benefit or for the benefit of a Family Member and over which you have the ability to influence or direct investment decisions concerning securities;

•all persons who execute trades on your behalf; and

•all investment funds, trusts, retirement plans, partnerships, corporations and other types of entities over which you have the ability to influence or direct investment decisions concerning securities; provided, however, that the Trading Procedures shall not apply to any such entity that engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) if such entity has established its own insider trading controls and procedures in compliance with applicable securities laws and an Insider has hereby represented to the Company that such Insider’s affiliated entities: (a) engage in the investment of securities in the ordinary course of their respective businesses; (b) have established insider trading controls and procedures in compliance with applicable securities laws; and (c) are aware such securities laws prohibit any person or entity who has material, nonpublic information concerning the Company from purchasing or selling securities of the Company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell securities.

You are responsible for ensuring compliance with this Stock Trading Policy, including the Trading Procedures contained herein, by all of your Affiliated Persons.

In the event that your service relationship with the Company terminates for any reason, this Stock Trading Policy, including the Trading Procedures for Insiders and, if applicable, the pre-clearance procedures for Specially Designated Insiders, will continue to apply to you and your Affiliated Persons until the later of: (1) the first trading day following your separation date that is within an open trading window (as defined below) or (2) the first trading day after any material nonpublic information known to you has become public or is no longer material.

B. What is Prohibited by this Stock Trading Policy?

It is illegal for you and your Affiliated Persons to trade in the securities of the Company, whether for your account or for the account of another, while in the possession of material, nonpublic information about the Company. It is also generally illegal for you to disclose material, nonpublic information about the Company to others who may trade on the basis of that information. These illegal activities are commonly referred to as “insider trading.”

When you know or are in possession of material, nonpublic information about the Company, whether positive or negative, you are prohibited from the following activities:

•trading (whether for your account of for the account of another) in the Company’s securities, which includes common stock, options to purchase common stock, restricted stock units, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants, exchange-traded options or other derivative securities), and any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities, except for trades made in compliance with the affirmative defense of Rule 10b5-1 under the Exchange Act, such as when trades are made pursuant to a written plan that was adopted, or trading instructions that were given, before you knew or had possession of such material, nonpublic information and certain other conditions are satisfied;

•giving trading advice of any kind about the Company; and

•disclosing such material, nonpublic information about the Company, whether positive or negative, to anyone else (commonly known as “tipping”).

“Tipping,” or providing material nonpublic information about the Company to another person who may trade or advise others to trade on the basis of that information, is illegal. You are prohibited from providing material nonpublic information about the Company to a friend, relative, or anyone else who might buy or sell a security or other financial instrument on the basis of that information, whether or not you intend to or actually do realize a profit (or any other benefit) from such tipping. Additionally, you are prohibited from recommending to any person that such person engage in or refrain from engaging in any transaction involving the Company’s securities, or otherwise give trading advice concerning the Company’s securities, if you are in possession of material nonpublic information about the Company.

Prohibition on Trading in Securities of Other Companies

Whenever, during the course of your service to or employment by the Company, you become aware of material nonpublic information about another company (1) with which the Company has an existing business relationship, including but not limited to, the Company's distributors, vendors, customers or suppliers or collaboration, marketing, research, development or licensing partners, or (2) with which the Company is in active discussions concerning a potential transaction or business relationship, neither you nor your Affiliated Person(s) may trade in any securities of that company, give trading advice about that company, tip or disclose that information, pass it on to others or engage in any other action to take advantage of that information. If your work regularly involves handling or discussing confidential information of companies in either of the foregoing categories, you should consult with the Office of the General Counsel before trading in any of those company’s securities.

Additionally, if you believe you may be in possession of nonpublic information about the Company that could potentially have a material effect on the stock price of a company with which the Company does not have an existing business relationship or with which the Company is not discussing a potential transaction or business relationship, you should exercise caution when trading in the securities of that company because the U.S. Securities and Exchange

Commission (the “SEC”) has successfully brought an insider trading claim against an insider in those circumstances.

This Stock Trading Policy does not apply to: (1) an exercise of an employee stock option when payment of the exercise price is made in cash, (2) the withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures, or (3) mandatory, non-discretionary sales of shares of stock in accordance with the Company’s policies and applicable equity award plans and agreements in connection with the vesting of restricted stock or upon settlement of restricted stock units solely to satisfy applicable tax withholding requirements.

Investments in a mutual fund or other collective investment vehicle (e.g., hedge fund and Exchange Traded Fund) that is invested in Company securities are not transactions subject to this Stock Trading Policy if such fund or other investment vehicle (1) is publicly traded and widely held, (2) is broad-based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party. Insiders should consult with the Office of General Counsel if they have questions whether a specific fund is considered “broad-based and diversified.”

The policy does apply, however, to: the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

These prohibitions continue whenever and for as long as you know or are in possession of material, nonpublic information. Remember, anyone scrutinizing your transactions will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider even the appearance of improper insider trading and how enforcement authorities and others might view the transaction in hindsight.

C. What is Material, Nonpublic Information?

This Stock Trading Policy prohibits you from trading in the Company’s securities if you are in possession of information about the Company that is both “material” and “nonpublic.” If you have a question whether certain information you are aware of is material or has been made public, you are encouraged to consult with the designated person overseeing securities and governance matters at the Office of the General Counsel.

“Material” Information

Information about our Company or any other company is “material” if it could reasonably be expected to affect the investment or voting decisions of a stockholder or investor, or if the disclosure of the information could reasonably be expected to significantly alter the total mix of information in the marketplace about us or any other company.

In simple terms, material information is any type of information that could reasonably be expected to affect the market price of the Company’s securities. Both positive and negative information may be material. While it is not possible to identify all information that would be deemed “material,” the following items are types of information that should be considered carefully to determine whether they are material:

•projections of future earnings or losses, or other earnings guidance;

•quarterly financial results that are known but have not been publicly disclosed;

•earnings or revenue that are inconsistent with the consensus expectations of the investment community;

•potential restatements of the Company’s financial statements, changes in auditors or auditor notification that the Company may no longer rely on an auditor’s audit report;

•pending or proposed corporate mergers, acquisitions, tender offers, joint ventures or dispositions of significant assets;

•changes in management or the Board of Directors;

•significant actual or threatened litigation or governmental investigations or major developments in such matters;

•a cybersecurity or data privacy risk or incident, including the discovery of significant vulnerabilities or breaches;

•significant developments regarding our customers, partners, products, suppliers, orders, offerings, contracts or financing sources (e.g., the acquisition or loss of a contract);

•changes in dividend policy, declarations of stock splits, or public or private sales of additional securities;

•potential defaults under the Company’s credit agreements or indentures (if any), or the existence of material liquidity deficiencies; and

•bankruptcies or receiverships.

By including the list above, the Company does not mean to imply that each of these items above is per se material, or that this list is comprehensive. The information and events on this list still require determinations as to their materiality (although some determinations will be reached more easily than others). For example, some new offerings or contracts may clearly be material to a company; yet that does not mean that all business developments or agreements will be material. This demonstrates, in our view, why no “bright-line” standard or list of items can adequately address the range of situations that may arise. Furthermore, the Company cannot create an exclusive list of events and information that have a higher probability of being considered material.

The SEC has stated that there is no fixed quantitative threshold amount for determining materiality, and that even very small quantitative changes can be qualitatively material if they would result in a movement in the price of the Company’s securities.

“Nonpublic” Information

Material information is “nonpublic” if it has not been disseminated in a manner making it available to investors generally. To show that information is public, it is necessary to point to some fact that establishes that the information has become publicly available, such as the filing of a report with the SEC, the distribution of a press release through a widely disseminated news or wire service, publishing the information on a company’s website, through public conference calls and webcasts, or by other means that are reasonably designed to provide broad public access. Before a person who possesses material, nonpublic information can trade, there also must be adequate time for the market as a whole to absorb the information that has been disclosed. For the purposes of this Stock Trading Policy, information will be considered public after the close of trading on the first full trading day following the Company’s public release of the information.

For example, if the Company announces material nonpublic information of which you are aware before trading begins on a Tuesday, the first time you can buy or sell Company securities is the opening of the market on Wednesday. However, if the Company announces this material information after trading begins on that Tuesday, the first time that you can buy or sell Company securities is the opening of the market on Thursday. For the avoidance of doubt, any reference in this document to the close or open of market refers to the regular trading hours of the New York Stock Exchange.

D. What are the Penalties for Insider Trading and Noncompliance with this Stock Trading Policy?

Both the SEC and the national securities exchanges, through the Financial Industry Regulatory Authority (“FINRA”), investigate and are very effective at detecting insider trading. The U.S. government pursues insider trading violations vigorously. For instance, cases have been successfully prosecuted against trading by employees in foreign accounts, trading by Family Members and friends of insiders, and trading involving only a small number of shares.

The penalties for violating insider trading or tipping rules can be severe and include:

•disgorgement of the profit gained or loss avoided by the trading;

•payment of the loss suffered by the persons who, contemporaneously with the purchase or sale of securities that are subject of such violation, have purchased or sold, as applicable, securities of the same class;

•payment of criminal penalties of up to $5,000,000;

•payment of civil penalties of up to three times the profit made or loss avoided;

•loss of ability to be a director or officer of a publicly-traded company; and

•imprisonment for up to 20 years.

The Company and/or the supervisors of the person engaged in insider trading may also be required to pay civil penalties or fines of $2,500,000 or more, up to three times the profit made or loss avoided, as well as criminal penalties of up to $25,000,000, and could under certain circumstances be subject to private lawsuits.
Violation of this Stock Trading Policy or any federal or state insider trading laws may subject the person violating such policy or laws to disciplinary action by the Company up to and including termination of your employment or other relationship with the Company. The Company reserves the right to determine, in its own discretion and on the basis of the information available to it, whether this Stock Trading Policy has been violated. The Company may determine that specific conduct violates this Stock Trading Policy, whether or not the conduct also violates the law. It is not necessary for the Company to await the filing or conclusion of a civil or criminal action against the alleged violator before taking disciplinary action.

E. How Do You Report a Violation of this Stock Trading Policy?

If you have a question about this Stock Trading Policy, including whether certain information you are aware of is material or has been made public, you are encouraged to consult with the Office of the General Counsel. In addition, if you violate this Stock Trading Policy or any federal or state laws governing insider trading, or know of any such violation by any director, officer or employee of the Company, you should report the violation immediately to the Office of the General Counsel. You can find the contact information as a part of the Trading Policy Primer article posted on Toast’s intranet.

You can also report a violation through the Company’s whistleblower hotline number at 888-833-7213 or online at https://toast.allvoices.co/.

PART II. TRADING PROCEDURES

A. Trading Restrictions Applicable to Insiders

In addition to needing to comply with the restrictions on trading in Company securities set forth above, Insiders and their Affiliated Persons are subject to the following trading restrictions:

1. No Trading Except During Open Trading Windows.

The announcement of the Company’s quarterly financial results almost always has the potential to have a material effect on the market for the Company’s securities. Although an Insider may not know the financial results prior to public announcement, if an Insider engages in a trade before the financial results are disclosed to the public, such trades may give an appearance of impropriety that could subject the Insider and the Company to a charge of insider trading. Therefore, subject to limited exceptions described herein, Insiders may trade in Company securities only during four quarterly open trading windows and, in respect of Specially Designated Insiders, only after obtaining pre-clearance from the Office of the General Counsel in accordance with the procedures set forth below. Unless otherwise advised, the four open trading windows consist of the periods that begin after market close on the first full trading day following the Company’s issuance of a press release (or other method of broad public dissemination) announcing its quarterly or annual earnings and end at the close of market on the 15th calendar day of the 3rd month of the then-current quarter (e.g., March 15, June 15, September 15, and December 15). For example, if the Company announces its quarterly or annual earnings after the market closes on a Tuesday, the first time you can buy or sell Company securities is after the closing of the market on Wednesday. Insiders may be allowed to trade outside of an open trading window only (a) pursuant to a pre-approved Rule 10b5-1 Plan as described below or (b) if granted a waiver in accordance with the procedure for granting waivers as described below.

Of course, if an Insider has material nonpublic information about the Company during one of these trading windows, the Insider may not trade in the Company’s securities.

2. Additional Prohibited Transactions.

•No Trading During Special Blackout Windows. There are times when the Company or certain members of its board of directors or senior management or other employees may be aware of a material, nonpublic development. Although an Insider may not know the specifics of such development, if an Insider engages in a trade before such development is disclosed to the public or resolved, such Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute. In addition, a trade by an Insider during such a period could result in adverse publicity for the Company. Therefore, Insiders may not trade in Company securities if they are notified by the Office of the General Counsel that the trading window is closed because of the existence of a material, nonpublic development. The imposition of a closed trading window will not be announced to the Company generally, should not be communicated to any other person, and may itself be considered under this Stock Trading Policy to be material, nonpublic information. The Office of the General Counsel will subsequently notify the impacted Insiders once the material, nonpublic development is disclosed to the public or resolved and that, as a result, the trading window is again open. While the Office of the General Counsel will undertake reasonable efforts to notify the Insiders that material, nonpublic events have developed, or are soon likely to develop, it remains each Insider’s individual duty to ensure that they do not make any trade in Company securities when such Insider is in possession of material, nonpublic information.

•No Short Sales or Share Lending. No Insider may at any time sell any securities of the Company that are not owned by such Insider at the time of the sale (a “short sale”). Certain brokerage firms may offer Insiders the opportunity to participate in paid share lending programs with respect to their securities of the Company, one intent of which may be to facilitate short selling of Company securities by other market participants. Voluntary participation in such programs by Insiders is also prohibited.

•No Purchases or Sales of Derivative Securities or Hedging Transactions. No Insider may buy or sell puts, calls, other derivative securities of the Company or any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or engage in any other hedging transaction with respect to the Company’s securities, at any time.

•No Company Securities Subject to Margin Calls. No Insider may use the Company’s securities as collateral in a margin account. When considering utilizing the margin feature on any brokerage account, Insiders should carefully review any terms and conditions to ensure that there is no possibility that the Company’s securities could be considered collateral in any circumstances.

•No Pledges. No Insider may pledge Company securities as collateral for a loan, or modify an existing pledge.

3. Gifts.

No Insider may give or make any other transfer of Company securities without consideration (e.g., a gift or a contribution to a donor-advised fund) during a period when the Insider is not permitted to trade, unless the donee agrees not to sell the shares until such time as the Insider can sell. In addition to charitable donations or gifts to family members, friends, trusts or others, this restriction applies to distributions to limited partners by limited partnerships that are subject to this Stock Trading Policy. Making a gift shall be considered trading in securities for purposes of the Pre-Clearance Procedures and Post-Trade Reporting Procedures in Section II.B. below.

B. Pre-Clearance Procedures

This Part II (B) – Pre-Clearance Procedures – of the Stock Trading Policy shall apply only to all directors of the Company, Section 16 officers, employees with titles of vice president and above, and certain employees who are routinely exposed to information that would be considered material before it is released to the public, as notified by the Office of General Counsel (collectively, and solely for the purposes of this Stock Trading Policy, these persons are referred to as “Specially Designated Insiders” and this designation may change from time to time). You will be notified if you are a Specially Designated Insider.

No Specially Designated Insider may trade in Company securities unless the trade has been approved by the Office of the General Counsel in accordance with the procedures set forth below. The Office of the General Counsel will review and either approve or prohibit all proposed trades by Specially Designated Insiders in accordance with the procedures set forth below. The Office of General the Counsel may consult with the Company’s other officers and/or outside legal counsel and will receive approval for such officer’s own trades from the Chief Financial Officer.

1.Procedures. No Specially Designated Insider may trade in Company securities until:

•The Specially Designated Insider has notified the Office of the General Counsel of the amount and nature of the proposed trade(s) using the Stock Transaction Request form attached to this Stock Trading Policy. In order to provide adequate time for the preparation of any required reports under Section 16 of the Exchange Act, a Stock Transaction Request form should, if practicable, be received by the Office of General Counsel at least two (2) business days prior to the intended trade date;

•The Specially Designated Insider has certified to the Office of General Counsel in writing prior to the proposed trade(s) that the Specially Designated Insider is not in possession of material, nonpublic information concerning the Company;

•The Specially Designated Insider has informed the Office of General Counsel, using the Stock Transaction Request form attached hereto, whether, to the Specially Designated Insider’s best knowledge, (a) the Specially Designated Insider has (or is deemed to have) engaged in any opposite way transactions within the previous six months that were not exempt from Section 16(b) of the Exchange Act and (b) if the transaction involves a sale by an “affiliate” of the Company or of “restricted securities” (as such terms are defined under Rule 144 under the Securities Act of 1933, as amended (“Rule 144”)), whether the transaction meets all of the applicable conditions of Rule 144; and

•The Office of General Counsel or their designee has approved the trade(s) and has certified such approval in writing. Such certification may be made via electronic mail (including by digitally signing the Stock Transaction Request in Exhibit A).

The Office of General Counsel does not assume the responsibility for, and approval from the Office of General Counsel does not protect the Specially Designated Insider from, the consequences of prohibited insider trading.

2.Additional Information.

Specially Designated Insiders shall provide to the Office of General Counsel any documentation reasonably requested by him, her or them in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Office of General Counsel.

3.Notification of Brokers of Insider Status.

Insiders who are required to file reports under Section 16 of the Exchange Act shall inform their broker-dealers that (a) the Insider is subject to Section 16; (b) the broker shall confirm that any trade by the Insider or any of their affiliates has been precleared by the Company; and (c) the broker is to provide transaction information to the Insider and/or Office of the General Counsel on the day of a trade.

4.No Obligation to Approve Trades.

The existence of the foregoing approval procedures does not in any way obligate the Office of General Counsel to approve any trade requested by a Specially Designated Insider. The Office of General Counsel may reject any trading request at their sole discretion.
From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. Specially Designated Insiders may not trade in Company securities if they are notified by the Office of General Counsel that a proposed trade has not been cleared because of the existence of a material, nonpublic development. Even if that particular Specially Designated Insider is not aware of the material, nonpublic development involving the Company, if any Specially Designated Insider engages in a trade before a material, nonpublic development is disclosed to the public or resolved, the Specially Designated Insider and the Company might be exposed to a charge of insider trading that could be costly and difficult to refute even if the Specially Designated Insider was unaware of the development. So long as the event remains material and nonpublic, the Office of General Counsel may determine not to approve any transactions in the Company’s securities. The Office of General Counsel will subsequently notify the Specially Designated Insider once the material, nonpublic development is disclosed to the public or resolved. If a Specially Designated Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Office of General Counsel may reject the trading request without disclosing the reason.

5.Completion of Trades.

After receiving written clearance to engage in a trade signed by the Office of General Counsel, a Specially Designated Insider must complete the proposed trade within two (2) business days or make a new trading request. Even if the Specially Designated Insider has received clearance, the Specially Designated Insider may not engage in a trade if (i) such clearance has been rescinded by the Office of the General Counsel, (ii) the Specially Designated Insider has otherwise received notice that the trading window has closed, or (iii) the Specially Designated Insider has or acquires material nonpublic information.

6.Post-Trade Reporting.

Any transactions in the Company’s securities by a Specially Designated Insider (including transactions effected pursuant to a Rule 10b5-1 Plan) or Affiliated Person must be reported to the Office of General Counsel on the same day in which such a transaction occurs. Each report a Specially Designated Insider makes to the Office of General Counsel should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected and whether the trade was made pursuant to a valid Rule 10b5-1 Plan (as defined below). This reporting requirement may be satisfied by sending (or having such Specially Designated Insider’s broker send) duplicate confirmations of trades to the Office of the General Counsel if such information is received by the Office of the General Counsel on or before the required date. Compliance by directors and executive officers with this provision is imperative given the requirement of Section 16 of the Exchange Act that these persons generally must report changes in ownership of Company securities within two (2) business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators.

C. Exemptions

1.Pre-Approved Rule 10b5-1 Plan.

Transactions effected pursuant to an approved Rule 10b5-1 Plan (as defined below) will not be subject to the Company’s trading windows or pre-clearance procedures, and Specially Designated Insiders are not required to complete a Stock Transaction Request form for such transactions. Rule 10b5-1 of the Exchange Act provides an affirmative defense from insider trading liability under the federal securities laws for trading plans, arrangements or instructions that meet certain requirements. A trading plan, arrangement or instruction that meets the requirements of the SEC’s Rule 10b5-1 (a “Rule 10b5-1 Plan”) enables Insiders to establish arrangements to trade in Company securities outside of the Company’s open trading windows, even when in possession of material, nonpublic information.
If an Insider intends to trade pursuant to a Rule 10b5-1 Plan, such plan, arrangement or instruction must:

•satisfy the requirements of Rule 10b5-1;

•be documented in writing;

•be established during an open trading window when such Insider does not possess material, nonpublic information; and

•be pre-approved by the Office of the General Counsel in accordance with the Company’s Rule 10b5-1 Plan Guidelines.

Prior to approving a Rule 10b5-1 Plan, the Office of General Counsel may require that the plan exclude or include certain provisions (e.g., a cooling off period, minimum number of trades requirement, limited term) that ensure compliance with SEC regulations and practices the Office of General Counsel deems to be in the best interests of the Company.
Any deviation from, or alteration to, the specifications of an approved Rule 10b5-1 Plan (including, without limitation, the amount, price or timing of a purchase or sale) must be reported immediately to the Office of the General Counsel. Any transaction pursuant to a Rule 10b5-1 Plan must be timely reported following the transaction in accordance with the procedures set forth above.

The Office of the General Counsel may refuse to approve a Rule 10b5-1 Plan as such officer deems appropriate including, without limitation, if they determine that such plan does not satisfy the requirements of Rule 10b5-1 or the Company’s established 10b5-1 Plan Guidelines.
Any modification (including any amendment, suspension or termination) of a Specially Designated Insider’s prior Rule 10b5-1 Plan requires pre-approval by the Office of the General Counsel. The Office of the General Counsel may refuse to approve such request for modification as such officer deems appropriate including, without limitation, if they determine that such plan does not satisfy the requirements of Rule 10b5-1 or the Company’s established 10b5-1 Plan Guidelines. Any modification must occur during an open trading window and while such Insider is not aware of material, nonpublic information.

2.Employee Benefit Plans.

Exercise of Stock Options. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the exercise of an option to purchase securities of the Company when payment of the exercise price is made in cash. The Trading Procedures applicable to Insiders and pre-clearance procedures applicable to Specially Designated Insiders apply to the use of outstanding Company securities to pay part or all of the exercise price of an option, any net option exercise, any exercise of a stock appreciation right, share withholding, any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option. The exercise of an option to purchase securities of the Company (regardless of form of payment of the exercise price) is subject to the current reporting requirements of Section 16 of the Exchange Act and, therefore, Specially Designated Insiders must comply with the post-trade reporting requirement described in Section B above for any such transaction. In addition, the securities acquired upon the exercise of an option to purchase Company securities are subject to all of the requirements of this Stock Trading Policy, including the Trading Procedures contained herein.

Tax Withholding on Restricted Stock/Units. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to the (i) withholding by the Company of shares of stock upon vesting of restricted stock or upon settlement of restricted stock units to satisfy applicable tax withholding requirements if (a) such withholding is required by the applicable plan or award agreement or (b) the election to exercise such tax withholding right was made by the Insider in compliance with the Trading Procedures or (ii) mandatory, non-discretionary sales of shares of stock in accordance with the Company’s policies and applicable equity award plans and agreements in connection with the vesting of restricted stock or upon settlement of restricted stock units solely to satisfy applicable tax withholding requirements. Election by an Insider with respect to how to handle tax withholding in connection with the future vesting and settlement of restricted stock units must be made in compliance with the Trading Procedures, particularly the open windows set forth in Part II, A (1).

Employee Stock Purchase Plan. The trading prohibitions and restrictions set forth in the Trading Procedures do not apply to periodic wage withholding contributions by the Company or employees of the Company which are used to purchase the Company’s securities pursuant to the employees’ advance instructions under the Company’s employee stock purchase plan. However, no Insider may: (a) elect to participate in the plan or alter their instructions regarding the level of withholding or purchase by the Insider of Company securities under such plan; or (b) make cash contributions to such plan (other than through periodic wage withholding), in each case without complying with the Trading Procedures. Any sale of securities acquired under such plan is subject to the prohibitions and restrictions of the Trading Procedures.

D. Waivers

A waiver of any provision of this Stock Trading Policy, or the Trading Procedures contained herein, in a specific instance may be authorized in writing by the General Counsel or their designee, and any such waiver shall be reported to the Company’s Audit Committee of the Board of Directors.

PART III. AMENDMENT

This Stock Trading Policy may be amended from time to time with the approval of the Board of Directors or a designated committee thereof.

PART IV. ACKNOWLEDGEMENT

This Stock Trading Policy will be delivered to all current Insiders and to all directors, officers, and employees at the start of their employment or relationship with the Company. Upon receiving a copy of this Stock Trading Policy, each individual must acknowledge receipt of a copy and agree to comply with the terms of this Stock Trading Policy (including the Trading Procedures for Insiders and pre-clearance procedures for Specially Designated Insiders). The acknowledgment attached hereto must be returned in accordance with the Company’s standard procedure.

All directors, officers, and employees will be required upon the Company’s request to re-acknowledge and agree to comply with the Stock Trading Policy (including any amendments or modifications). For such purpose, an individual will be deemed to have acknowledged and agreed to comply with the Stock Trading Policy, as amended from time to time, when copies of such items have been delivered by regular or electronic mail (or other delivery option used by the Company) by the General Counsel or their designee.

* * *

Questions regarding this Stock Trading Policy are encouraged and may be directed to the Office of the General Counsel.

ADOPTED: August 13, 2021
AMENDED: November 8, 2022
AMENDED AND EFFECTIVE: February 12, 2025

EXHIBIT A

STOCK TRANSACTION REQUEST

Pursuant to Toast, Inc.’s Stock Trading Policy, I hereby notify Toast, Inc. (the “Company”) of my intent to trade the securities of the Company as indicated below:

*NOTE: Multiple lots must be listed on separate forms or broken out herein.

EXHIBIT B

ACKNOWLEDGMENT

I hereby acknowledge that I have read, that I understand, and that I agree to comply with, the Stock Trading Policy of Toast, Inc. (the “Company”). I further acknowledge and agree that I am responsible for ensuring compliance with the Stock Trading Policy by all of my “Affiliated Persons”. I also understand and agree that I will be subject to sanctions, including termination of employment, that may be imposed by the Company, in its sole discretion, for violation of the Stock Trading Policy, and that the Company may give stop-transfer and other instructions to the Company’s transfer agent or any brokerage firm managing the Company’s equity incentive plans against the transfer of any Company securities in a transaction that the Company considers to be in contravention of the Stock Trading Policy.

This acknowledgment will constitute consent for the Company to impose sanctions for violation of the Stock Trading Policy, including the Trading Procedures, and to issue any necessary stop-transfer orders to the Company’s transfer agent to ensure compliance.

Date:	Signature:

Name:

Title: